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                                                                    EXHIBIT 10.8

                                 AUTODESK, INC.

                       EXECUTIVE CHANGE IN CONTROL PROGRAM

                                   ARTICLE I
                PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN

     A. Purposes. The Board of Directors ("Board") of Autodesk, Inc. (the "Company") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of its executive staff, notwithstanding a Change of Control, and that it is in the best interests of the Company and its stockholders to provide the executive staff with financial security and encouragement to remain with the Company and to maximize the value of the Company following a Change of Control.

     B. Establishment of Plan. As of the Effective Date, the Company hereby establishes the Plan, as set forth in this document.

     C. Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation.

                                   ARTICLE II
                          DEFINITIONS AND CONSTRUCTION

Whenever used in the Plan, the following terms shall have the meanings set forth below.

     A. Annual Base Compensation. "Annual Base Compensation" shall mean an amount equal to the Participant's gross annual base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Change of Control.

     B. Average Annual Bonus. "Average Annual Bonus" shall mean the average bonus payments received by the Participant under the Company's incentive bonus and variable compensation programs as in effect on the Effective Date (or any predecessor or successor programs) for the three most recent consecutive and complete fiscal years of the Company prior to the fiscal year in which the Change of Control occurs. For purposes of calculating a Participant's Average Annual Bonus, the following rules shall apply:

            (i) In the event a Participant was not eligible to participate in such bonus and variable compensation programs for the entire three year period, the Average Annual Bonus shall be calculated based upon the Participant's actual period of eligibility; and

            (ii) In the event a Participant first became eligible to participate in such bonus and variable compensation programs in the fiscal year in which the Change of Control occurs, the Participant's Average Annual Bonus shall be based on his or her targeted bonus and variable compensation amounts as in effect immediately prior to such Change of Control.

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     C. Board. "Board" means the Board of Directors of the Company.

     D. Cause. "Cause" means the (i) Participant's engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of Participant for having committed a felony; (iii) a breach by Participant of Participant's fiduciary duties and responsibilities to the Company having the potential to result in an adverse effect on the Company's business, operations, prospects or reputation; (iv) gross negligence or bad faith as determined by a duly authorized representative of the Company; or (v) the repeated failure of Participant to perform duties and responsibilities as an Employee to the reasonable satisfaction of a duly authorized representative of the Company except in the case of death or disability.

     E. Change of Control. "Change of Control" means the occurrence of any of the following events:

            (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

            (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

            (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

            (iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

     F. Code. "Code" means the Internal Revenue Code of 1986, as amended.

     G. Company. "Company" means Autodesk, Inc., any subsidiary corporations, any successor entities as provided in Article X hereof, and any parent or subsidiaries of such successor entities.

     H. Effective Date. "Effective Date" means the date this Plan is approved by the Board.

     I. Employee. "Employee" means an employee of the Company.

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     J. ERISA. "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     K. Notice of Participation. "Notice of Participation," means an individualized written notice of participation in the Plan from an authorized officer of the Company.

     L. Participant. "Participant" means an individual who meets the eligibility requirements of Article III.

     M. Plan. "Plan" means this Autodesk, Inc. Executive Change in Control Program.

     N. Plan Administrator. "Plan Administrator" means the Board or its committee or designate, as shall be administering the Plan.

     O. Release and Non-Competition Agreement. "Release and Non-Competition Agreement" means the form of general waiver, release and non-competition agreement a Participant must execute as a condition to receiving severance and other benefits pursuant to Article IV.

     P. Termination Date. "Termination Date" means (i) the date on which the Company delivers notice of termination to the Participant or such later date, not to exceed ninety (90) days, specified in the notice of termination, (ii) in the event the term of employment ends by reason of the Participant's death, the date of death, or (iii) if the Participant terminates his or her employment with the Company, the date on which the Participant delivers notice of termination to the Company.

                                   ARTICLE III
                                   ELIGIBILITY

     A. Waiver. As a condition of receiving benefits under the Plan, a Participant must sign the Release and Non-Competition Agreement, attached hereto as Exhibit A.

     B. Participation in Plan. Each Employee who is designated by the Board and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee unless such Participant is entitled to benefits hereunder. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits has been delivered to the Participant.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

     A. Termination without Cause following a Change of Control. If the Company terminates a Participant's employment without Cause on or within twelve (12) months following a Change of Control, the Participant shall be entitled to receive the following severance and other benefits, provided Participant executes a Release and Non-Competition Agreement in accordance with Section A of
Article III:

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            (i)   Cash Payments. The Participant shall be entitled to receive an amount equal to Participant's Annual Base Compensation and Average Annual Bonus payable in twenty-four (24) successive equal bimonthly installments in accordance with the Company's normal payroll practices. Any payments to which Participant is entitled under this Section A(i) shall be reduced by the aggregate amount of severance payable to the Participant by the Company pursuant to any other plan, program, agreement or contract between the Participant and the Company.

            (ii) Options. Each of the Participant's outstanding stock option(s) granted under any of the Company's equity incentive plans shall partially accelerate and become vested and exercisable with respect to the number of shares that would have otherwise vested within the twelve (12) months following the date of the Participant's termination of employment as though Participant had remained in the service of the Company through such date.

            (iii) Employee Benefits. The Company shall continue to provide the Participant with medical, dental, and vision insurance coverage that is no less favorable to the Participant than such coverage as was provided to the Participant immediately prior to the Change of Control, with the same percentage of any premiums or costs for such coverage paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included Participant's dependents immediately prior to the Change in Control, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall be provided to the Participant for a period that ends on the earlier of
(i) twelve (12) months following the Participant's Termination Date, or (ii) the date that the Participant and his or her covered dependents become covered under another employer's employee benefit plans.

     B. Other Termination. If (i) the Participant voluntarily resigns from the Company, (ii) the Company terminates the Participant's employment for Cause, or
(iii) the Participant's employment terminates by reason of his or her retirement, disability or death, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled to benefits (if any) only as may then be established under the Company's then existing benefit plans and policies at the time of such resignation or termination.

                                    ARTICLE V
                                GOLDEN PARACHUTE

In the event that the benefits provided for in this Plan otherwise constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Article V be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax") , then the Participant's benefits under Article IV shall be either:

            (i)   delivered in full, or

            (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some

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portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Article, including the manner and amount of any reduction in the Participant's benefits under Article IV, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company's independent public accountants immediately prior to the event giving rise to such Payment (the "Accountants"). For purposes of making the calculations required by this Article V, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article.

                                   ARTICLE VI
                            FUNDING POLICY AND METHOD

     Benefits and any administrative expenses arising in connection with the Plan shall be paid as needed solely from the general assets of the Company. No contributions are required from any Participant. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. Participants' rights against the Company with respect to severance and other benefits provided under this Plan shall be those of general unsecured creditors. No Participant has an interest in his or her severance or other benefits under this Plan until the Participant actually receives a payment.

                                   ARTICLE VII
                                CLAIMS PROCEDURE

     In the event any claim for benefits is denied, in whole or in part, the Company shall notify the claimant of such denial in writing and shall advise the claimant of his or her right to appeal the denial. Such written notice shall set forth the specific reasons for the denial and shall be given to the claimant within ninety (90) days after the Company receives his or her claim.

                                  ARTICLE VIII
                                REVIEW PROCEDURE

     A. Review Panel. A Review Panel consisting of five persons shall be the named fiduciary to the Plan with discretionary authority to act with respect to appeals from denials of claims for benefits under the Plan. The Review Panel shall consist initially of the following five persons: Kathy Guthormsen, Charles Harris, Mark Abrahams, Martha McDonald and Mike White. In the event any of the foregoing shall leave the employment of the Company, the remaining members of the Review Panel shall name a replacement by majority vote, such replacement to be an employee of the Company not eligible for participation in the Plan.

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     B. Right to Appeal. Any person whose claim for benefits is denied, in whole or in part, may appeal from the denial by submitting a written request for review of the claim within sixty (60) days after receiving written notice of the denial from the Company.

     C. Form of Request for Review. A request for review must be made in writing and shall be addressed as follows: "Review Panel of the Autodesk, Inc. Executive Change in Control Program, Attn: Assistant General Counsel, Legal Department, 111 McInnis Parkway, San Rafael, CA 94903." A request for review shall set forth all of the grounds upon which it is based, all facts and support thereof and any other matters that the claimant deems pertinent.

     D. Review Panel Decision. Within sixty (60) days after receipt of a request for review, the Review Panel shall give written notice of its decision to the claimant and the Company. In the event the Review Panel confirms the denial of the claim for benefits, in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial and specific references to the Plan provisions on which the decision was based. In the event that the Review Panel determines that the claim for benefits should not have been denied, in whole or in part, the Company shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Review Panel's decision.

                                   ARTICLE IX
                         EMPLOYMENT STATUS; WITHHOLDING

     A. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Company's policies regarding termination of employment. The Participant's employment is and shall continue to be "at-will", as defined under applicable law. If the Participant's employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans and practices or other agreements with the Company at the time of termination.

     B. Taxes. All payments made pursuant to this Plan shall be subject to all applicable reporting obligations and any tax or other contributions required to be withheld under Federal, state or local law, or the applicable laws of any non-U.S. taxing authority as interpreted by the Company.

                                    ARTICLE X
                     SUCCESSORS TO COMPANY AND PARTICIPANTS

     A. Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term "Company" shall include any successor to the Company's

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business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.

     B. Participant's Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

                                   ARTICLE XI
                       DURATION, AMENDMENT AND TERMINATION

     A. Duration. This Plan shall terminate three (3) years following the Effective Date unless (i) extended by the Board, or (ii) a Change of Control occurs prior to the end of such three (3) year period. If a Change of Control occurs within (3) years following the Effective Date, then this Plan shall terminate upon the earlier of (i) the date that all obligations of the Company or successor entities hereunder have been satisfied, or (ii) twelve (12) months after a Change of Control, unless sooner terminated as provided in this Article
XI. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.

     B. Plan Amendment. The Board shall have the discretionary authority to amend the Plan in any respect by resolution adopted by a majority of the Board; provided, however, that the Board may not amend the Plan in any way that is adverse to a Plan Participant without the Participant's written consent.

     C. Plan Termination. At any time, the Board shall have the discretionary authority to terminate the Plan by resolution adopted by a majority of the Board. In the event of such termination, the Participant shall not be entitled to any future severance or benefits under this plan (as described in Article
IV).

                                   ARTICLE XII
                                     NOTICE

     A. General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

     B. Notice of Termination by the Company. Any termination by the Company of the Participant's employment with the Company shall be communicated by a notice of termination to the Participant at least five (5) days prior to the date of such termination (or at least thirty (30) days prior to the date of a termination by reason of the Participant's Disability). Such notice shall indicate the

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specific termination provision or provisions in this Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the Termination Date.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

     A. No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source, except as provided otherwise in Section A(i) of Article IV of this Plan.

     B. Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     C. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection shall be void.

                                   ARTICLE XIV
                           ERISA REQUIRED INFORMATION

     A. Plan Sponsor. The Plan sponsor and administrator is:

           Autodesk, Inc.
           111 McInnis Parkway
           San Rafael, CA 94903

     B. Designated Agent. Designated agent for service of process:

           General Counsel
           Autodesk, Inc.
           111 McInnis Parkway
           San Rafael, CA 94903

     C. Plan Records. Plan records are kept on a fiscal year basis.

     D. Plan Funding. Payments to participants will be paid from the Company's general assets.

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               AUTODESK, INC. EXECUTIVE CHANGE IN CONTROL PROGRAM

                             NOTICE OF PARTICIPATION

To:

Date:

     The Board has designated you as a Participant in the Autodesk, Inc. Executive Change in Control Program (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and in this Notice of Participation. As a condition to receiving benefits under the Plan you agree (i) to sign a general waiver, release and non-competition agreement, substantially in the form attached to the Plan as Exhibit A, and (ii) to maintain in complete confidence your participation in the Plan as well as the contents and terms of this Notice of Participation.

     If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

     Attn: Corporate Secretary
     Autodesk, Inc.
     111 McInnis Parkway
     San Rafael, CA 94903

     Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

Date:___________________          Signature:___________________________________